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                                                                    EXHIBIT 10.1


[NationsBank Letterhead]



September 26, 1996


Andrew B. Craig, III
Chairman and Chief Executive Officer
Boatmen's Bancshares, Inc.
One Boatmen's Plaza
800 Market Street
St. Louis, Missouri  63101

Dear Mr. Craig:

        This letter agreement serves to formalize our agreement with respect to your future employment with NationsBank Corporation following the proposed combination of Boatmen's Bancshares and NationsBank pursuant to the Agreement and Plan of Merger by and between NationsBank Corporation and Boatmen's Bancshares, Inc. dated as of August 29, 1996 (the "Merger Agreement"). Terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

        Commencing on the Effective Date, you will be elected Chairman of the Board of Directors of NationsBank Corporation until the annual meeting of NationsBank in 1998 (the "Term"). During the Term, you will receive a base salary at an annual rate of $1,000,000, payable in accordance with NationsBank's payroll practices. For calendar year 1997, you will be paid a bonus equal to the greater of (x) $2,000,000, or (y) the bonus paid for 1997 to the Chief Executive Officer of NationsBank. For the portion of 1998 during which you are an officer of NationsBank you will be paid a bonus of $2,000,000 multiplied by a fraction, the numerator of which is the number of days from January 1, 1998 until the date of your retirement and the denominator of which is 365 (the "Proration Fraction"). In the event that the bonus paid for 1998 to the Chief Executive Officer of NationsBank exceeds $2,000,000, at the time such bonus is paid you will receive an additional payment equal to the amount of such excess multiplied by the Proration Fraction.

        On the Effective Date, you will be granted 100,000 shares of restricted stock pursuant to the NationsBank Corporation Key Employee Stock Plan. This restricted stock

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Andrew B. Craig, III
September 26, 1996
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will vest upon the occurrence of any of the following events:  (a) your retirement as an officer of NationsBank upon the expiration of the Term, (b) your death prior to your retirement as an officer of NationsBank (c) your becoming permanently and totally disabled (as defined in NationsBank's Long-Term Disability Insurance Plan) prior to your retirement as an officer of NationsBank, or (d) your retirement as an officer of NationsBank prior to the expiration of the Term resulting from (i) a termination of your employment by NationsBank for reasons other than Cause as defined in the Employment Agreement between you and Boatmen's Bancshares, Inc. dated as of January 30, 1996, as subsequently amended (the "Employment Agreement"), or (ii) a termination of your employment by you for Good Reason. You will forfeit the restricted stock award in the case of any other termination of your employment prior to the expiration of the Term. For purposes of this agreement, "Good Reason" shall mean (a) a breach of this agreement by NationsBank, or (b) assignment to you of duties or responsibilities inconsistent with your position as Chairman of NationsBank.

        You will be provided with other employee benefits, perquisites and other terms and conditions of employment commensurate with your position as Chairman of NationsBank. In that regard, NationsBank will continue during the Term on the same terms and conditions the executive life insurance program currently in effect at Boatmen's under which you are insured by a policy of insurance in the face amount of $3.2 million. Upon the expiration of the Term you will be accorded the right to take over the policy by assuming the obligation to make all future premium payments on such policy.

        Upon your retirement, if you have satisfied the vesting requirements described above related to your restricted stock award, you will be entitled to an annual pension of $1.5 million for your lifetime with a survivor annuity payable after your death to your current spouse of $1.0 million annually for her remaining lifetime. The annual amount of such joint and two-thirds survivor annuity shall be offset by the annual amount of any retirement income benefit to which you or your spouse are entitled from (i) the Boatmen's Bancshares Retirement Plan for Employees, (ii) the Boatmen's Bancshares, Inc. Supplemental Retirement Plan, (iii) the retirement income plan of any of your previous employers under which you have a vested accrued benefit, (iv) the NationsBank Pension Plan, (v) the NationsBank Supplemental Retirement Plan, and (vi) Social Security. The amount of the offset shall be computed as if


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Andrew B. Craig, III
September 26, 1996
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you were to receive your retirement benefits under such plans in the form of a joint and two-thirds survivor annuity beginning on the date of your retirement from NationsBank with your current spouse as the contingent annuitant using the same actuarial assumptions used to arrive at the amounts set forth in the letter agreement between you and Boatmen's dated May 17, 1996 related to retirement benefits (the "May Agreement"). The annuity benefit determined under this paragraph will be payable by the same method of payment as provided in the May Agreement, and any actuarial equivalence calculation required for that purpose will be made using the actuarial assumptions used to arrive at the amounts in the May Agreement.

        In the event of your death prior to your retirement, a death benefit will be paid in a lump sum payment in an amount equal to the amount you would have received if you had vested in your pension benefits under this agreement and retired on the day before your death and elected to receive the benefit described in the preceding paragraph in a lump sum payment. For purposes of calculating such lump sum death benefit, the offset annuity amounts described in the preceding paragraph shall be (i) adjusted to reflect only the actual death benefits payable by such plans on account of your death and (ii) converted to a single sum value using the actuarial assumptions used to arrive at the amounts set forth in the May Agreement. The foregoing lump sum death benefit will be paid to your current spouse if she survives you, or if she does not survive you, to the Trustees of your Revocable Trust dated July 23, 1993, as amended.

        In no event would the total retirement or death benefits payable to you (or, in event of your death, your current spouse or the Trustees of the Revocable Trust) from all sources be less than the amount described in the May Agreement, which amount for purposes of this agreement shall be deemed to be fully vested, if not previously paid to you, your spouse or the Trustees of your Revocable Trust, as of the Effective Date. It is understood and agreed that within thirty days following the Effective Date assets will be set aside in a trust, dated December 31, 1993 by and between Boatmen's Bancshares Inc. and United States Trust Company of New York, as amended from time to time thereafter, to provide for such vested and unpaid benefits under the May Agreement.

        For two years following your retirement, we would like you to continue to serve as a director of NationsBank

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Andrew B. Craig, III
September 26, 1996
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Corporation for which you would receive customary director's fees.

        By signing below, you agree that the provisions of the Employment Agreement, the May Agreement, and any other plan or agreement which provides benefits duplicative of those described herein shall be deemed to be replaced in their entirety as of the Effective Date by the terms of this agreement; provided, however, the definition of "Cause" in Section 6.5 and the provisions of Section 7.3, 7.4, 7.5, 9.1, 9.2, 9.3, 11.1, 11.2, 12.7 and 12.9 of the
Employment Agreement shall remain in effect after the Effective Date, with the sole modification that on and after the Effective Date the term "Company" shall mean NationsBank Corporation. In that regard, you acknowledge and agree that NationsBank intends to treat all such benefits under this agreement as reasonable compensation for your services actually rendered after the Effective Date.

        This letter agreement supersedes all prior correspondence between you and NationsBank relating to the subject matter hereof.


                                Sincerely,



                                /s/ Hugh L. McColl, Jr.
                                -------------------------------------
                                Hugh L. McColl, Jr.
                                Chairman and Chief Executive Officer


Agreed to:



/s/ Andrew B. Craig, III
------------------------------
Andrew B. Craig, III